					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 30, 2018		Mar 31, 2018		July 1, 2017
Operating income, as reported		$81,318		$48,872		$95,943
One-time employee bonus	+	13,512	+	13,512	+	—
Adjusted operating income		94,830		62,384		95,943
	÷	3			÷	3
		31,610				31,981
	x	4	x	2	x	4

Adjusted annualized operating income		126,440		$124,768		$127,924
Adjusted effective tax rate		10%	x	11%	x	8%
Tax impact		12,644		13,724		10,234
Adjusted operating income (tax effected)		$113,796		$111,044		$117,690

Average invested capital		$716,374		$709,764		$730,286

ROIC		15.9%		15.6%		16.1%
WACC		(9.5)%		(9.5)%		(10.5)%
Economic Return		6.4%		6.1%		5.6%

Average Invested Capital	Three Months Ended
	Jun 30, 2018	Mar 31, 2018	Dec 30, 2017	Sept 30, 2017
Equity	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	6,365	180,772	179,881	286,934
Debt - non-current	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(332,723)	(402,470)	(506,694)	(568,860)
	$736,206	$726,022	$633,083	$770,186

Average Invested Capital	Three Months Ended
	Jul 1, 2017	Apr 1, 2017	Dec 31, 2016	Oct 1, 2016
Equity	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	267,297	92,623	78,879	78,507
Debt - non-current	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(519,172)	(524,520)	(496,505)	(432,964)
	$765,569	$715,179	$694,052	$746,342